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Exhibit 10.25

MEMORANDUM OF UNDERSTANDING

IN RE CUTTER & BUCK INC. SECURITIES LITIGATION
HAIMOWITZ V. CUTTER & BUCK, INC., ET AL.

        This Memorandum of Understanding ("MOU"), dated as of June 13, 2003, contains the essential terms of a settlement (the "Settlement") (a) between defendants Cutter & Buck Inc. ("CBUK"), Harvey N. Jones and Stephen S. Lowber (collectively, the "Class Defendants"), and the Lead Plaintiff Tilson Growth Fund (the "Class Plaintiff"), on behalf of itself and members of the class (collectively, the "Class") in connection with In re Cutter & Buck Inc. Securities Litigation, No. CV-02-1948L (the "Class Action"), pending in the United States District Court, Western District of Washington (the "Federal Court"); and (b) among defendants CBUK, Frances M. Conley, Michael S. Brownfield, Larry C. Mounger, James C. Towne, Harvey N. Jones, Martin J. Marks and Stephen S. Lowber (collectively, the "Derivative Defendants") and Morris Haimowitz (the "Derivative Plaintiff"), derivatively and on behalf of CBUK, in connection with Haimowitz v. Cutter & Buck Inc., et al., No. 02-2-32038-4SEA (the "Derivative Action"), pending in the Superior Court of the State of Washington for King County (the "State Court"), that was reached as a result of CBUK's directors and officers liability insurers', Genesis Insurance Company ("Genesis"), Executive Risk Indemnity, Inc. ("E/Risk"), and Lumbermens Mutual Casualty Company ("Lumbermens") (collectively, the "Insurers"), refusal to consent to, and fund, a settlement that was agreed to in principle in connection with a mediation conducted on May 22, 2003 by the Honorable J. Lawrence Irving (the "Special Settlement Master"). For purposes of this MOU only, the undersigned counsel for the Class Plaintiff and Derivative Plaintiff, Class Defendants and Derivative Defendants (individually, a "Party," or collectively, the "Parties") represent that they have the power and authority to bind their respective Parties.

        1.     For settlement purposes only, the Class consists of:

  All persons or entities who purchased or otherwise acquired the common stock or options of CBUK between June 1, 2000 and August 12, 2002, inclusive (the "Class Period"), and who were injured thereby.

Excluded from the Class are the Class Defendants and the Derivative Defendants (collectively, the "Defendants"), and persons and entities related to Defendants, including any subsidiaries or affiliates of CBUK; the officers and directors of CBUK during the Class Period; members of the individual Defendants' immediate families; any person, firm, trust, officer, director or any individual or entity in which any Defendant has a controlling interest or which is related to, or affiliated with, any of the Defendants, and the legal representatives, agents, affiliates, heirs, successors-in-interest or assigns of any such excluded person or entity.

        2.     The Settlement Amount of up to $7 million is a joint and several obligation of the Defendants to be paid by CBUK on behalf of all Defendants in settlement of the Class Action and the Derivative Action as follows: (a) $4 million of the Settlement Amount shall be deposited into an interest bearing escrow account maintained by Milberg Weiss Bershad Hynes & Lerach LLP not later than ten (10) business days following preliminary approval of the Settlement by the Federal Court; and (b) up to an additional $3 million of the Settlement Amount shall be paid for the benefit of the Class Plaintiff and Derivative Plaintiff (collectively, the "Plaintiffs"), and the members of the Class, on a non-recourse basis solely out of Plaintiffs' Share (as defined below), if any, of the Net Recovery (as defined below) from the claims asserted in the action brought by CBUK against Genesis and the other Insurers captioned Cutter & Buck Inc. v. Genesis Insurance Company, et al., No. CV-02-2569P (the "Coverage Action"), pending in the United States District Court, Western District of Washington. For purposes of this MOU, "Net Recovery" means the total funds, including any award of attorneys' fees, costs, and related expenses, received by CBUK from Genesis and/or the other Insurers in connection with the Coverage Action, whether by way of settlement or final judgment through trial and any appeal, less the sum of: (i) the total amount of all attorneys' fees, expert witness fees, and other costs and expenses incurred by CBUK in instituting and prosecuting the Coverage Action (including all such fees and costs incurred prior to the date of this MOU, which approximate $430,000 through April 30, 2003); and (ii) $1 million. For purposes of this MOU, "Plaintiffs' Share" means fifty percent (50%) of up to $6 million of the Net Recovery, thereby providing Plaintiffs with a maximum potential payment in connection with the Coverage Action of $3 million. Cutter & Buck alone shall retain the total Net Recovery in excess of Plaintiffs' Share.

        If the $4 million of the Settlement Amount to be paid by CBUK not later than ten (10) business days following preliminary approval of the Settlement by the Federal Court, or any part thereof, is not paid into the escrow account by such date, interest on the unpaid balance, if any, will accrue at 4% per annum from such date until that portion of the Settlement Amount is deposited into escrow. In the event that any portion of the Settlement Amount is not paid by CBUK, the other Defendants shall each have the option of withdrawing from the Settlement.

        3.     CBUK shall be solely responsible for prosecuting the Coverage Action through trial and any appeal; provided, however, that CBUK may not enter into any settlement of the Coverage Action without the prior written approval of the Class Plaintiff, which approval may not unreasonably be withheld or delayed. In the event that CBUK and the Class Plaintiff are unable to agree on the terms of a potential settlement of the Coverage Action, CBUK and the Class Plaintiff agree to submit to the following dispute resolution procedure:

          a.     CBUK and the Class Plaintiff desire to resolve disputes concerning settlement of the Coverage Action without litigation. Accordingly, except for action seeking a temporary restraining order or injunction related to the any such settlement, suit to compel compliance with this dispute resolution process, or entry and enforcement of any judgment on any arbitration award, CBUK and the Class Plaintiff agree to use the dispute resolution procedures set forth below and in subparagraphs b. and c. herein as their sole remedies with respect to any controversy or claim arising out of or relating to disputes concerning a settlement of the Coverage Action. At the written request of CBUK or the Class Plaintiff, CBUK and the Class Plaintiff will appoint knowledgeable, responsible representatives to meet in person and negotiate in good faith to resolve any dispute concerning settlement of the Coverage Action. CBUK and the Class Plaintiff intend that these negotiations be conducted by non-lawyer, business representatives. The location, format, frequency, duration and conclusion of these discussions shall be left to the discretion of the representatives. Discussion and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in the arbitration described below. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit.

          b.     If the negotiations set forth in subparagraph a. above do not resolve the dispute within seven (7) days of the initial written request, CBUK and the Class Plaintiff agree to work in good faith to settle the dispute by mediation before the Special Settlement Master. The mediation shall take place in Seattle, Washington. Unless the parties agree otherwise, the first mediation session shall take place no later than fifteen (15) days after the initial written request to negotiate. The mediation shall continue until the dispute is resolved or until such time as the Special Settlement Master makes a good faith determination that the likelihood of resolution is sufficiently remote that continuation of the mediation is not warranted.

          c.     If a determination is made pursuant to subparagraph b. above that continuation of the mediation process is not warranted, the dispute shall be submitted to binding arbitration with James A. Smith, Jr. as arbitrator. If Mr. Smith is unwilling or unable to serve as arbitrator, CBUK and the Class Plaintiff shall select another arbitrator my mutual agreement. CBUK or the Class

  Plaintiff may demand such arbitration in accordance with the procedures set out in these rules. CBUK and the Class Plaintiff shall have the right to take the deposition of one individual, and any expert witness designated by the other. CBUK and the Class Plaintiff shall also have the right to request production of relevant documents, the scope and enforcement of which shall be governed by the arbitrator. Additional discovery may be only by order of the arbitrator, and only upon a showing of substantial need. The arbitrator shall be authorized to issue subpoenas for the purpose of requiring attendance of witnesses at depositions. The arbitration hearing shall be commenced within thirty (30) days of the determination by the Special Settlement Master that mediation is not going to be successful. The arbitration shall be held in Seattle, Washington, or such other location as mutually agreed upon by CBUK and the Class Plaintiff. The arbitrator shall control the scheduling so as to process the matter expeditiously. CBUK and the Class Plaintiff may submit written briefs. The arbitrator shall rule on the dispute by issuing a written opinion within ten (10) days after the close of hearings. The schedule specified in this subparagraph may be extended only upon mutual agreement of CBUK and the Class Plaintiff or by the arbitrator upon a showing of good cause. The award rendered by arbitration shall be final, binding and a non-appealable judgment, and the award may be entered in any court of competent jurisdiction in the United States. CBUK and the Class Plaintiff shall cooperate in connection with the foregoing procedure in order to use their respective best efforts to preserve the benefit of any proposed settlement of the Coverage Action.

        4.     The Settlement Amount does not include any damages or recovery of any kind on claims, if any, against any of the Defendants arising out of, based upon, or attributable or in any way related to, (a) the Defendants gaining any profit or advantage to which they were not legally entitled; (b) return by the Defendants of any remuneration, compensation or consideration paid to them by CBUK; (c) return or an accounting by the Defendants of profits made from the purchase and sale or sale and purchase by them of securities of CBUK within the meaning of §16(b) of the Securities Exchange Act of 1934 and amendments thereto, or similar provisions of any state statutory law or common law; (d) unjust enrichment, restitution or disgorgement of profits, benefits, compensation or consideration received or obtained by the Defendants from CBUK or in any way connected with their employment by CBUK; or (e) reimbursement of the premium CBUK paid, and the additional costs it incurred, to obtain National Union Fire Insurance Company of Pittsburgh, Pennsylvania ("National Union") Directors, Officers and Corporate Liability Insurance Policy No. 002799882 (the "National Union Policy").

        5.     In response to and in settlement of the Derivative Action, the Derivative Plaintiff and CBUK agree that CBUK's current board of directors has or will adopt by resolution, or other means as appropriate, the changes in CBUK's corporate governance set forth in Exhibit A to this MOU.

        6.     Class Plaintiff and Derivative Plaintiff each agree to settle the Class Action and the Derivative Action, respectively, in accordance with the terms hereof and to dismiss the complaints in the Class Action and Derivative Action, respectively, with prejudice and without costs to any Party.

        7.     Class Plaintiff agrees to enter into the broadest form of release that releases all Released Claims, as defined in ¶8 below, against all Released Persons, as defined in ¶9 below, in the Class Action.

        8.     For purposes of the Class Action, "Released Claims" mean all claims, demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, whether or not concealed or hidden, including, without limitation, claims for negligence, gross negligence, breach of fiduciary duty or care and/or breach of duty of loyalty, fraud, breach of fiduciary duty, or violations of any state or federal statutes, rules or regulations (collectively, "Claims") that have been, could have been, or in the future could be, asserted by the Class Plaintiff or any member of the Class against any of the Class Defendants or Released Persons arising out of, based upon, or in any way related to both the purchase of CBUK common stock and/or options during the Class Period and the Claims, facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act that were asserted, or that might have been asserted, in the original complaints, or in an amended complaint, in the Class Action.

        9.     For purposes of the Class Action, "Released Persons" means each Class Defendant and each Class Defendant's past or present directors, officers, employees, partners, members, principals, agents, representatives, associates, controlling shareholders, attorneys, accountants, auditors, consultants, advisors, custodians, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, marital communities, heirs, estates, related or affiliated entities, and any entity in which a Class Defendant has a controlling interest, any members of their immediate families or any trust of which any Class Defendant is the settlor or which is for the benefit of any Class Defendant and/or member(s) of his family; provided, however, Released Persons do not include any insurer of any Class Defendant, including without limitation, any of the Insurers.

        10.   Derivative Plaintiff agrees to enter into a release that releases all Released Claims, as defined in ¶11 below, against all Released Persons, as defined in ¶12 below, in the Derivative Action.

        11.   For purposes of the Derivative Action, "Released Claims" means all Claims, known or unknown, whether not concealed or hidden, that have been, could have been, or in the future could be, asserted against the "Released Persons," as defined below, which Claims arise out of, are based upon or attributable or in any way related to, or by reason of their factual or legal relationship thereto, are in any way connected with, any of the facts, circumstances, allegations, claims, causes of action, representations, statements, financial statements, reports, disclosures, prospectuses, offering circulars, transactions, events, occurrences, acts or omissions or failures to act, of whatever kind or nature, taking place prior to the execution date of a definitive Stipulation of Settlement that were, or could have been, alleged in the Derivative Action, by, on behalf of, or for the benefit of (a) Derivative Plaintiff or any shareholder of CBUK, which are of a derivative nature, or (b) CBUK.

        12.   For purposes of the Derivative Action, "Released Persons" means Defendants, and their respective marital communities and/or estates, if any, and their respective past, present and future parent companies, subsidiaries, divisions, spouses, heirs, predecessors, successors, assigns, and any entity now or in the past controlled by them or controlling them. Released Persons do not include, without limitation, Ernst & Young or any insurer of any Defendant, including the Insurers.

        13.   For purposes of the Class Action and Derivative Action, Released Claims do not encompass or include CBUK's Claims, if any, against any of the other Defendants arising out of, based upon, or attributable or in any way related to, (a) gaining any profit or advantage to which such Defendants were not legally entitled; (b) return by such Defendants of any remuneration, compensation or consideration paid to them by CBUK, (c) return or any accounting by such Defendants of profit made from the purchase and sale or sale and purchase by them of securities of CBUK within the meaning of §16(b) of the Securities Exchange Act of 1934 and amendments thereto, or similar provisions of any state statutory law or common law; (d) unjust enrichment, restitution or disgorgement of profits, benefits, compensation or consideration received or obtained by them from CBUK or in any way connected with their employment by CBUK, (e) reimbursement of the premium CBUK paid, and the additional costs it incurred, to obtain the National Union Policy; (f) contribution by, or indemnification from, such Defendants arising out of, based upon, or attributable or in any way related to, the Class Action or any other civil, criminal, administrative and regulatory proceeding; (g) return or reimbursement of any amounts for which CBUK has indemnified such Defendants under CBUK's Articles of Incorporation or otherwise, (h) CBUK's obligation, if any, to indemnify its present or former directors or officers to the extent required by its Articles of Incorporation and bylaws, any existing agreements, or any resolutions of its Board of Directors; (i) any loan, advance, indebtedness, note, contract or agreement in which CBUK is a signator or party, or to which CBUK has or may become subrogated by contract, agreement, operation of law or otherwise; (j) or any obligation that may not be released by law (collectively, the "Non-Released Claims"), which liability, if any, is expressly reserved, preserved and not released pursuant to this Settlement or dismissal of the Derivative Action with prejudice.

        14.   This Settlement is subject to, and conditioned upon, final approval of the Settlement by the Federal Court and approval of the dismissal of the Derivative Action by the State Court.

        15.   The parties agree that they will cooperate to expeditiously prepare and execute a definitive Stipulation of Settlement and jointly seek preliminary and final Federal Court approval of the Settlement as soon as practical. Thereafter, the Parties shall promptly seek approval by the State Court of the dismissal of the Derivative Action.

        16.   The Parties agree that they will cooperate to expeditiously prepare and execute a definitive "blow" provision providing that CBUK shall have the option to withdraw from and void the Settlement as to all Defendants if 5% or more of the number of shares of CBUK common stock traded during the Class Period opt out.

        17.   The Parties agree that they will cooperate to expeditiously prepare and execute a bar order provision under the Private Securities Litigation Reform Act ("PSLRA") that will be included in the Stipulation of Settlement providing that all future claims for contribution under any federal, state, or common law by any person or entity against any Released Persons in the Class Action that arises out of the Class Action is barred under the PSLRA.

        18.   All costs of notice and administration of the Settlement shall be paid out of the Settlement Amount in the escrow account on a non-recourse basis.

        19.   This Settlement is not a claims-made settlement and, if all conditions under the Stipulation of Settlement are satisfied and the Settlement receives final Federal Court approval and State Court approval for the dismissal of the Derivative Action, no Settlement consideration will be returned to Defendants. Allocation of the Settlement proceeds is the sole responsibility of Class Plaintiff's counsel.

        20.   While Defendants deny that the claims advanced in the Class Action or Derivative Action were meritorious, Defendants agree and the final judgments in the Class Action and the Derivative Action (the "Litigation") will state, that the Litigation was filed in good faith and in accordance with the applicable Washington law and Federal Rules of Civil Procedure, including Rule 11 of the Federal Rules of Civil Procedure and Washington Superior Court Civil Rule 11, and is being settled voluntarily after consultation with competent legal counsel.

        21.   Attorneys' fees and expenses awarded to Class Plaintiff's counsel shall, with Federal Court approval, be paid to Class Plaintiff's counsel immediately upon award, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement, subject to the obligation of Class Plaintiff's counsel to make appropriate refunds or repayments to the Settlement fund plus accrued interest at the rate paid on the escrow account by the financial institution holding it, if and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or cost award is reduced or reversed. All fees and expenses of counsel for the Derivative Plaintiff shall be paid solely out of the Settlement Amount in the escrow account.

        22.   If for any reason the Settlement does not become final as defined by the Stipulation of Settlement, or if the Stipulation of Settlement is canceled or terminated, any and all contributions to the Settlement fund, including accrued interest, less costs of notice and administration and taxes, shall be returned to CBUK.

        23.   Defendants have denied, and continue to deny, that they have committed any violation of federal or state securities laws or other laws, and are entering into this MOU solely because the proposed Settlement would eliminate the burden and expense of further litigation and the uncertainty of trial. The provisions contained in this MOU shall not be deemed or offered or received in evidence as a presumption, a concession, or an admission of any fault, liability, or wrongdoing, and, except as required to enforce this MOU or this Settlement, they shall not be offered or received in evidence or otherwise used in the Class Action or Derivative Action by any Party. The Stipulation of Settlement shall contain a comparable disclaimer of liability.

        24.   The Parties agree to cooperate in issuing a Press Release announcing this Settlement that will be drafted by CBUK subject to review and approval by Class Plaintiff's and Derivative Plaintiff's counsel within 24 hours of presentment of the draft. Any disagreement concerning the contents of that Press Release shall be resolved by the Special Settlement Master.

        25.   All disagreements in preparation of the formal settlement documents shall be resolved by the Special Settlement Master.

        26.   This MOU may be executed via facsimile transmission and by multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. All such facsimilied counterparts shall be considered originals and one and the same instrument with the same force and effect as if all such Parties had executed a single copy of this Agreement.

        AGREED TO ON JUNE 13, 2003:

MILBERG WEISS BERSHAD HYNES & LERACH LLP
/s/ KEITH PARK Keith Park Lead Counsel for Class Plaintiff
ROBBINS UMEDA & FINK, LLP
/s/ JEFFREY FINK Jeffrey Fink Counsel for Derivative Plaintiff
LANE POWELL SPEARS LUBERSKY LLP
/s/ LARRY S. GANGNES Larry S. Gangnes Counsel for Defendant Cutter & Buck Inc.
MCNAUL EBEL NAWROT HELGREN & VANCE, P.L.L.C.
/s/ ROBERT SULKIN Robert Sulkin Counsel for Defendant Harvey N. Jones

BETTS, PATTERSON & MINES P.S.
/s/ JAMES NELSON James Nelson Counsel for Defendant Martin J. Marks
GRAY CARY WARE & FREIDENRICH LLP
Counsel for Defendant Stephen S. Lowber
DANIELSON HARRIGAN LEYH & TOLLEFSON
/s/ TIMOTHY LEYH Timothy Leyh Counsel for Defendants Frances M. Conley, Michael S. Brownfield, Larry C. Mounger and James C. Towne

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  Exhibit 10.25